Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on FORM S-1 Amendment 6 of Beleza Luxury Goods, Inc. of our report dated August 27, 2008 except for Note 5, 6, 7 and 8 which are as of January 12, 2009 on our audits of the financial statements of Beleza Luxury Goods, Inc. as of March 31, 2008 and the results of their operations and cash flows for the years ended March 31, 2008 and March 31, 2007, respectively, and the reference to us under the caption “Experts”.

Kabani & Company, Inc.
Los Angeles, California

April 8, 2009